EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:
Miguel Iribarren	Joseph N. Jaffoni, Carol Young
MIDWAY GAMES INC.	Jaffoni & Collins Incorporated
(773) 961-2222	(212) 835-8500
miribarren@midwaygames.com	mwy@jcir.com

MIDWAY REPORTS 2005 Q1 NET REVENUES OF $13.8 MILLION

- Q1 EPS of $(0.19) -

Chicago, Illinois, May 9, 2005 — Midway Games Inc. (NYSE:MWY) today announced results of operations for the three month period ended March 31, 2005. The Company also updated its guidance for the year ending December 31, 2005 and provided revenue and earnings guidance for the quarter ending June 30, 2005.

FIRST QUARTER RESULTS
Net revenues for the 2005 first quarter were $13.8 million, compared with 2004 first quarter net revenues of $20.1 million. The 2005 first quarter net loss was $15.9 million, compared with a 2004 first quarter net loss of $14.2 million. The 2005 first quarter loss applicable to common stock was $16.0 million or $0.19 per share, compared with a 2004 first quarter loss applicable to common stock of $15.0 million or $0.27 per share.

Other first quarter operating and financial items include:

•	Midway released Mortal Kombat: Deception for GameCube and one budget videogame, NARC, for PlayStation 2 and Xbox, in North America;

•	Midway signed publishing agreements with Warner Bros. Interactive Entertainment, licensing Cartoon Network properties for videogames based on four of the network’s top-rated programs. The multi-territory agreements include games for consoles, handheld devices and the PC platform;

•	Midway also signed a publishing agreement with Warner Bros. Interactive Entertainment to develop videogames based on Happy Feet, an animated comedy adventure film written and directed by George Miller and scheduled for release in November 2006. The multi-territory agreement includes games for consoles, handheld devices and the PC platform;

•	Midway signed a new non-exclusive licensing agreement with the NBA to continue to develop and publish sequels to our highly-successful NBA Ballers title on an every-other-year basis. The

- more -

Midway Games Inc., 5/9/05	page 2

agreement gives Midway the rights to use NBA teams as well as current and retired NBA players in our games. The NBA will also work closely with Midway to heavily promote NBA Ballers sequels with marketing and global branding through the league’s various assets including NBA TV and NBA.com; and

•	Midway opened a new sales and marketing office in Munich, Germany to increase the Company’s direct-to-retailer distribution capabilities in Europe and leverage the Company’s growing line of products with international sales potential, particularly its PC products.

“The first quarter revenue is in line with our guidance and the reported net loss was better than what we projected. Most importantly, we made further progress during the quarter toward increasing the strength of our product pipeline. The recently executed publishing agreements with Warner Bros. Interactive Entertainment for animated film and Cartoon Network properties add high profile licensed content to our portfolio and provide a solid foundation from which to build our new family-friendly line of games,” commented David F. Zucker, president and chief executive officer.

OUTLOOK
For the quarter ending June 30, 2005, the Company expects net revenues of approximately $40.0 million with a net loss of approximately $25.0 million. Midway released Unreal Championship 2 in North America on April 18, 2005 for Xbox and released Area 51 for PlayStation 2 and Xbox on April 25, 2005. The Company also expects to release both Unreal Championship 2 and Area 51 in Europe during the second quarter of 2005.

“We are very excited about our product pipeline and the growth we expect to achieve in this area in 2005 and 2006. We are actively devoting resources to achieving the size and scale necessary to generate consistent and significant profits in the next console cycle. Furthermore, in the next console cycle, we intend to produce the vast majority of our products using internal studio resources. Consistent with this strategy, we anticipate significantly increasing our spending and investment in product development which may include substantial headcount increases and further acquisitions of development studios. We expect some of this spending and investment to adversely impact our 2005 results,” added Mr. Zucker.

For the year ending December 31, 2005, Midway continues to expect net revenues of approximately $225.0 million, representing an approximate 40% increase over 2004 revenue levels. The Company expects major releases for the second half of the year to include: LA Rush, Mortal Kombat Shaolin Monks, The Suffering: Ties That Bind, Gauntlet: Seven Sorrows, Ed,Edd ‘n Eddy: The Mis-Edventures and Blitz: The League. The Company now expects a net loss of approximately $47.0 million for the year ending December 31, 2005, an increase from the Company’s prior expectation of a net loss of approximately $38.0 million.

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Midway Games Inc., 5/9/05	page 3

CONFERENCE CALL
Midway Games Inc. is hosting a conference call and simultaneous webcast open to the general public at 4:45 p.m. EDT today, Monday, May 9, 2005. The conference call number is (212) 676-5394; please call five minutes in advance to ensure that you are connected prior to the presentation. Interested parties may also access the live call on the Internet at www.investor.midway.com or at www.fulldisclosure.com. Please log on fifteen minutes in advance to ensure that you are connected prior to the call’s initiation. Following its completion, a replay of the call will be available for twelve months on the Internet via www.investor.midway.com.

Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

This press release contains “forward-looking statements” within the meaning of the federal securities laws concerning future business conditions and the outlook for Midway Games Inc. (the “Company”) based on currently available information that involve risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward-looking statements as a result of these risks and uncertainties, including, without limitation, the financial strength of the interactive entertainment industry, dependence on new product introductions and the ability to maintain the scheduling of such introductions, the upcoming console platform transition and other technological changes, dependence on major platform manufacturers and other risks more fully described under “Item 1. Business — Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, and in the more recent filings made by the Company with the Securities and Exchange Commission.

– tables follow –

Midway Games Inc., 5/9/05	page 4

MIDWAY GAMES INC.
Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three-Months Ended
	March 31,
	2005	2004
Net Revenues	$13,815	$20,131
Cost of sales:
Product costs and distribution	5,066	9,175
Royalties and product development	3,530	6,325

Total cost of sales	8,596	15,500

Gross profit	5,219	4,631
Research and development expense	8,966	5,069
Selling and marketing expense	7,280	9,078
Administrative expense	4,180	4,309

Operating loss	(15,207)	(13,825)
Interest income	628	98
Interest expense	(353)	(178)
Other income and (expense), net	(633)	62

Loss before income taxes	(15,565)	(13,825)
Provision for income taxes	328	328

Net Loss	(15,893)	(14,171)
Preferred stock dividends:
Distributed	63	503
Imputed	2	310

Loss applicable to common stock	$(15,958)	$(14,984)

Basic and diluted loss per share of common stock	$(0.19)	$(0.27)

Average number of shares outstanding	85,642	55,830

– balance sheet follows –

Midway Games Inc., 5/9/05	page 5

MIDWAY GAMES INC.
Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2005	2004
Assets	(Unaudited)
Current assets:
Cash and cash equivalents	$93,350	$118,313
Receivables, net	7,014	15,724
Inventories	5,952	6,893
Capitalized product development costs	42,227	27,850
Prepaid expenses and other current assets	8,296	6,570

Total current assets	156,839	175,350
Capitalized product development costs	1,461	809
Property and equipment, net	19,639	15,470
Goodwill	39,576	39,533
Other assets	11,646	11,155

Total assets	$229,161	$242,317

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,213	$6,673
Accrued compensation and related benefits	6,295	5,183
Accrued royalties	4,144	3,493
Accrued selling and marketing	1,700	3,525
Current portion of long-term debt	3,333	3,333
Other accrued liabilities	11,004	11,249

Total current liabilities	34,689	33,456
Long-term debt	9,444	10,278
Deferred income taxes	7,101	6,773
Other noncurrent liabilities	1,375	340
Redeemable convertible preferred stock, Series D, redeemable at $4,460	4,455	4,453
Stockholders’ equity:
Common stock	879	879
Additional paid-in capital	392,313	392,177
Accumulated deficit	(206,505)	(190,612)
Accumulated translation adjustment	(1,235)	(1,420)
Deferred compensation	(3,727)	(4,379)
Treasury stock	(9,628)	(9,628)

Total stockholders’ equity	172,097	187,017

Total liabilities and stockholder’s equity	$229,161	$242,317

– supplemental data follow –

Midway Games Inc., 5/9/05	page 6

MIDWAY GAMES INC.
Net Revenue by Platform
(in thousands)

	Three-Months Ended
	March 31,
Platform	2005		2004
Sony PlayStation 2	$6,391	46.3%	$10,809	53.7%
Microsoft Xbox	2,654	19.2%	6,855	34.1%
Nintendo Gamecube	2,606	18.9%	1,431	7.1%
Nintendo Game Boy Advance	297	2.1%	184	0.9%
Royalties and Other	1,867	13.5%	852	4.2%

Total Net Revenue	$13,815	100.0%	$20,131	100.0%

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